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                                                                     EXHIBIT 4.1
                            AMENDMENT NO. 2 TO THE
                                PMI GROUP, INC.
                     STOCK PLAN FOR NON-EMPLOYEE DIRECTORS
                 (Amended and Restated as of August 16, 1999)

     THE PMI GROUP, INC., having amended and restated The PMI Group, Inc. Stock Plan for Non-Employee Directors (the "Plan") in its entirety most recently effective as of August 16, 1999, and amended the restated Plan on one subsequent occasion, hereby again amends the restated Plan as follows:

     1. A new Section 4.4 is added immediately after Section 4.3 to read as follows:

          4.4  Plan Merger.  Notwithstanding any contrary provision of this
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     Section 4, the Plan shall be merged into The PMI Group, Inc. Equity
     Incentive Plan effective as of June 1, 2000. In this connection, the Shares that were available for grant under the Plan immediately prior to June 1, 2000, the Shares subject to outstanding Awards, and any Shares that are returned to the Plan pursuant to Section 4.2, shall be transferred to the Equity Incentive Plan for issuance thereunder.

     2. A new Section 5.1.3 is added immediately after Section 5.1.2 to read as follows:

          5.1.3  No Further Awards of Options after May 31, 2000.
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     Notwithstanding any contrary provision of this Section 5, the Plan shall be merged into The PMI Group, Inc. Equity Incentive Plan effective as of June 1, 2000. Accordingly, no further Awards of Options shall be granted under the Plan after May 31, 2000. The terms of the Plan, as in effect prior to June 1, 2000, shall govern any outstanding Awards.

     3. A new Section 6.6 is added immediately after Section 6.5 to read as follows:

          6.6  No Further Awards of Restricted Stock after May 31, 2000.
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     Notwithstanding any contrary provision of this Section 6, the Plan shall be merged into The PMI Group, Inc. Equity Incentive Plan effective as of June 1, 2000. Accordingly, no further Awards of Restricted Stock shall be granted under the Plan after May 31, 2000. The terms of the Plan, as in effect prior to June 1, 2000, shall govern any outstanding Awards.

     4. This Amendment No. 2 to the restated Plan shall be effective as of June 1, 2000, provided that The PMI Group, Inc. Amended and Restated Equity Incentive Plan is approved by the Company's stockholders at the 2001 Annual Meeting of Stockholders.
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     IN WITNESS WHEREOF, the Company, by its duly authorized officer, has executed this Amendment No. 2 to the restated Plan on the date indicated below.

                                         THE PMI GROUP, INC.

                                         By:  /s/ Charles Broom

                                         Title: VP HR

                                         Date: 6/11/01